As filed with the Securities and Exchange Commission on September 20, 2024
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________
State Street Corporation
(Exact name of registrant as specified in its charter)
________________________________________

Massachusetts	04-2456637
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

One Congress Street
Boston	Massachusetts	02114
(Address of principal executive offices, and Zip Code)
_______________________________________________
State Street Corporation Management Supplemental Savings Plan
(Full Title of the Plan)
________________________________________________
Mark Shelton
Executive Vice President, General Counsel and Secretary
State Street Corporation
One Congress Street
Boston, Massachusetts 02114
(Name and Address of Agent for Service)
(617) 786-3000
(Telephone Number, Including Area Code, of Agent for Service)
_______________________________________________
Copy to:
Jeremy Kream
Executive Vice President, Head of Legal, Corporate and Global Delivery
State Street Corporation
One Congress Street
Boston, Massachusetts 02114
(617) 786-3000
William J. Michener
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000
____________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer", "accelerated filer", "smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by State Street Corporation, a Massachusetts corporation (the “Registrant”) to register $300,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (“Deferred Compensation Obligations”) in accordance with the terms of the State Street Corporation Management Supplemental Savings Plan (the “MSSP”), as amended and restated effective September 1, 2024.
PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing information specified in Part I will be delivered to participants in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:
1.the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 15, 2024;
2.the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, filed with the Commission on May 2, 2024 and August 1, 2024, respectively; and
3.the Registrant’s Current Reports on Form 8-K filed with the Commission on January 30, 2024, January 31, 2024, February 8, 2024, March 18, 2024, March 22, 2024, May 20, 2024, July 23, 2024, July 24, 2024, August 9, 2024, and August 20, 2024.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Under the MSSP, the Registrant provides eligible employees with the opportunity to defer up to a specified percentage of their base and incentive pay. The Registrant provides matching credits on deferred amounts in accordance with the terms of the MSSP. Participant deferrals, and any associated matching credits, are fully vested and nonforfeitable at all times. Amounts credited to accounts under the MSSP are also periodically adjusted to reflect hypothetical (or “notional”) investment performance. The administrator of the MSSP will establish one or more investment or investment-fund alternatives, and participants have the opportunity to direct the administrator as to how their MSSP account is to be notionally invested among the available measuring investments.
The MSSP contains detailed rules governing payouts of deferred amounts. Under the default rules of the MSSP, if a participant separates from service with the Registrant, other than by reason of death or disability, he or she will receive a distribution of all remaining amounts deferred under the MSSP in a single lump sum as soon as practicable after the first business day of the month following the date that is six (6) months after the date of his or her separation from service. Participants also have the ability to elect different distribution payment terms with respect to the deferral of their base and incentive pay, subject to the terms and conditions of the MSSP.
The Deferred Compensation Obligations to a participant represent at all times an unfunded and unsecured general obligation of the Registrant and have an equal position to other unsecured indebtedness of the Registrant. The Deferred Compensation Obligations are not convertible into any other security of the Registrant. Satisfaction of the Deferred Compensation Obligations is subject to the risks of the Registrant’s insolvency.
There is no trading market for the Deferred Compensation Obligations. Except as required by law, the Deferred Compensation Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge. Any attempt by any person to transfer or assign benefits under the MSSP will be null and void.
The foregoing description of the MSSP does not purport to be complete and is qualified in its entirety by reference to the full text of the MSSP, as amended and restated. The MSSP is filed as Exhibit 4.3 hereto and incorporated herein by reference.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

(1)(i) he or she conducted himself or herself in good faith; and
(ii)he or she reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation; and
(iii)in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2)he or she engaged in conduct for which he or she shall not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.
Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation.
(1)to the same extent as a director; and
(2)if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
Clause (2) immediately above, however, applies to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.
Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.
Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to purchase and maintain insurance on behalf of its directors and officers against liabilities asserted against or incurred by them in these capacities or arising from his or her status as a director or officer.
Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws provides that the articles of organization of a corporation may include a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to shareholders, or (d) for any transaction from which the director derived an improper personal benefit. The registrant has included such a provision in its articles of organization.
The registrant’s articles of organization (Article 6) provide the following:
“The corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall not have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the corporation) or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding, may be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.
If, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article Six of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably incurred in the defense of such action, suit or proceeding.
As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.
The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him. As used herein, the terms “director”, “officer”, “employee”, “agent”, and “trustee” include their respective executors, administrators and other legal representatives, an “interested” person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a “disinterested” person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.
A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that this paragraph of Article Six shall not eliminate the liability of a director to the extent such liability is imposed by applicable law (i) for any breach of the director’s duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for paying a dividend, approving a stock repurchase or making loans which are illegal under certain provisions of Massachusetts law, as the same exists or hereafter may be amended. If Massachusetts law is hereafter amended to authorize the further limitation of the legal liability of the directors of this corporation, the liability of the directors shall then be deemed to be limited to the fullest extent then permitted by Massachusetts law as so amended. Any repeal or modification of this paragraph of this Article Six which may hereafter be effected by the shareholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director for acts or omissions prior to such repeal or modification.”
The registrant has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, provide that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer of the registrant or in connection with his or her service at the request of the registrant for another corporation or entity. The indemnification agreements also establish the procedures that will apply in the event a director or officer makes a claim for indemnification. Additionally, certain of the directors and executive officers of the registrant have entered into indemnification agreements with State Street Bank and Trust Company, relating to their service as directors and executive officers of State Street Bank and Trust Company and with substantially similar terms as those described above.
In addition, the registrant maintains a directors’ and officers’ liability insurance policy.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following exhibits are incorporated herein by reference:

Exhibit No.	Exhibit Description

4.1
Restated Articles of Organization, as amended (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-07511) for the fiscal quarter ended June 30, 2024 filed with the SEC on August 1, 2024 and incorporated herein by reference)

4.2	By-laws, as amended (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-07511) filed with the SEC on December 16, 2022 and incorporated herein by reference)
4.3	State Street Corporation Management Supplemental Savings Plan, Amended and Restated Effective as of September 1, 2024
5	Opinion of Ropes & Gray LLP
15	Acknowledgement Letter from Ernst & Young LLP for the quarters ended March 31, 2024 and June 30, 2024
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ropes & Gray LLP (included in Exhibit 5)
24	Powers of Attorney (included under Signatures and Powers of Attorney)
107	Filing Fee Table
Item 9. Undertakings.
Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on 20th day of September 2024.

STATE STREET CORPORATION

By:	/s/ Eric W. Aboaf
Name:	Eric W. Aboaf,
Title:	Vice Chairman and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of State Street Corporation, hereby severally constitute and appoint Ronald P. O’Hanley, Eric W. Aboaf, Kimberly DeTrask, Mark Shelton and Jeremy Kream, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable State Street Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald P. O’Hanley	Chairman, Chief Executive Officer and President; Director (Principal Executive Officer)	September 20, 2024
Ronald P. O’Hanley

/s/ Eric W. Aboaf	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	September 20, 2024
Eric W. Aboaf

/s/ Elizabeth M. Schaefer	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 20, 2024
Elizabeth M. Schaefer

Signature	Title	Date
/s/ Marie A. Chandoha	Director	September 20, 2024
Marie A. Chandoha

/s/ DonnaLee A. DeMaio	Director	September 20, 2024
DonnaLee A. DeMaio

/s/ Patrick de Saint-Aignan	Director	September 20, 2024
Patrick de Saint-Aignan

/s/ Amelia C. Fawcett	Director	September 20, 2024
Amelia C. Fawcett

/s/ William C. Freda	Director	September 20, 2024
William C. Freda

/s/ Sara Mathew	Director	September 20, 2024
Sara Mathew

/s/ William L. Meaney	Director	September 20, 2024
William L. Meaney

/s/ Sean O’Sullivan	Director	September 20, 2024
Sean O’Sullivan

/s/ Julio A. Portalatin	Director	September 20, 2024
Julio A. Portalatin

/s/ John B. Rhea	Director	September 20, 2024
John B. Rhea

/s/ Gregory L. Summe	Director	September 20, 2024
Gregory L. Summe